Exhibit 3.1
CORRECTIONAL PROPERTIES TRUST
ARTICLES OF AMENDMENT TO
DECLARATION OF TRUST
     Correctional Properties Trust., a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST, the Trust’s Declaration of Trust is hereby amended by deleting the first two lines of Article TWO thereof in their entirety and inserting the following two lines in their place:
     The name of the Trust is:
     CENTRACORE PROPERTIES TRUST
     SECOND, the foregoing amendment was approved by a unanimous written consent of the Board of Trustees of the Trust and is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Trust.
     THIRD, the undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Trust as to all matters or facts required to be verified under oath, that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
     FOURTH, these Articles of Amendment shall become effective at 4:59 PM on December 20, 2005.
[End of text]

     IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 16th day of December, 2005.

CORRECTIONAL PROPERTIES TRUST:

	By:	/s/ Charles R. Jones

Charles R. Jones, President and Chief
Executive Officer
ATTEST:

/s/ David J. Obernesser

David J. Obernesser,
Senior Vice President, Chief Financial
Officer, Treasurer and
Secretary